Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of First Commonwealth Financial Corporation and subsidiaries for the registration of its common stock and to the incorporation by reference therein of our report dated February 28, 2006, with respect to the consolidated statements of income, changes in shareholders’ equity, and cash flows of First Commonwealth Financial Corporation and subsidiaries for the year ended December 31, 2005, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

October 24, 2008